EXHIBIT 10.1

GROWLIFE, INC.

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is made and entered into as of March 20, 2018 (the “Agreement Date”), by and between Growlife, Inc., a Delaware corporation (the “Company”), and St. George Investments LLC, a Utah limited liability company (the “Purchaser”).

Recitals

Whereas, the Company desires to issue and sell common stock of the Company, par value $0.0001 (the “Common Stock”), on the terms and conditions set forth herein, and has authorized such sale and issuance; and

Whereas, the Purchaser desires to purchase such Common Stock on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Agreement To Sell And Purchase.

The Purchaser hereby agrees to purchase, and the Company hereby agrees to sell and issue to the Purchaser, 6,410,256 shares (the “Shares”) of newly issued restricted Common Stock of the Company at a purchase price of $0.0156 per share (the “Purchase Price”).  In the event of any stock split, stock combination, recapitalization, stock dividend, or similar transaction that occurs prior to the Company’s delivery of any Shares pursuant to the terms hereof, the number of Shares shall be adjusted accordingly based on such stock split, stock combination, recapitalization, stock dividend, or similar transaction.

2.         Closing, Delivery And Payment.

The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) will take place simultaneously with the execution of this Agreement or at such other time as the parties may otherwise agree.  At the Closing, the Purchaser will pay the entire Purchase Price for all of the Shares by wire transfer of immediately available funds to such account as may be designated by the Company. Notwithstanding the foregoing, the Company will not issue or otherwise put in the Purchaser’s name any Shares until the satisfaction of each of the following conditions (the “Share Delivery Conditions”): (a) no Shares shall be delivered prior to the date that is six (6) months from the date hereof; (b) the Purchaser shall have delivered to the Company written notice specifying the number of Shares to be delivered (a “Share Delivery Notice”); and (c) such delivery of Shares will not be in violation of the ownership limitation set forth in Section 6 below. Upon satisfaction of the Share Delivery Conditions, the Company will deliver the number of Shares specified in the applicable Share Delivery Notice within three (3) days of the Purchaser’s delivery of the applicable Share Delivery Notice. Upon execution of this Agreement, the Company will cause to be executed and delivered to the Purchaser a fully executed secretary’s certificate and written consent of directors evidencing the Company’s approval of this Agreement substantially in the forms attached hereto as Exhibit A.

3.         Representations, Warranties And Covenants Of The Company.

The Company hereby represents, warrants and covenants to the Purchaser that as of the Closing and each date Shares are delivered to the Purchaser pursuant to the terms hereof:

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to (i) own, operate and occupy its properties and to carry on its business as presently conducted, and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby.  The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(b)  All necessary corporate proceedings, votes, resolutions and approvals relating to the issuance and sale of the Shares will have been completed by the Company.  Upon execution, this Agreement will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)  The Shares purchased pursuant to this Agreement will be, upon issuance and payment by the Purchaser in accordance with this Agreement, duly authorized, validly issued, fully paid, non-assessable, and free of all liens, claims and encumbrances.

(d)  In order to allow for, as of the relevant date of determination, the purchase of all of the Shares to be purchased hereunder, the Company shall take all action necessary from time to time to reserve for the benefit of the Purchaser the number of authorized but unissued shares of Common Stock equal to the number of Shares set forth in Section 1 above (such calculated amount is referred to as the “Share Reserve”). If at any time the Share Reserve is less than required herein, the Company shall immediately increase the Share Reserve in an amount equal to no less than the deficiency. If the Company does not have sufficient authorized and unissued shares of Common Stock available to increase the Share Reserve, the Company shall call a special meeting of the stockholders as soon as practicable after such occurrence, but in no event later than thirty (30) calendar days after such occurrence, and hold such meeting as soon as practicable thereafter, but in no event later than sixty (60) calendar days after such occurrence, for the sole purpose of increasing the number of authorized shares of Common Stock. The Company’s management shall recommend to the Company’s stockholders to vote in favor of increasing the number of authorized shares of Common Stock.  Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock. The Company shall use its best efforts to cause such additional shares of Common Stock to be authorized so as to comply with the requirements of this subsection.

4.         Representations And Warranties Of The Purchaser.

The Purchaser hereby represents and warrants to the Company that as of the Closing hereunder:

(a)  The Purchaser has full power and authority to enter into this Agreement.  Upon execution, this Agreement will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)  The Shares will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same except in compliance with applicable U.S. securities laws.

(c)  The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(d)  The Purchaser is an experienced investor in securities of companies in the development stage, can bear the economic risk of its investment, including a total loss, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.  The Purchaser has conducted its own due diligence review of the Company and received copies or originals of all documents it has requested from the Company.

(e)  The Purchaser understands that the issuance of the Shares has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser understands that the Shares are characterized as “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless subsequently registered for resale with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

5.         Legends.

The parties understand and agree that the Shares will not be registered at the time of issuance, and the certificates evidencing the Shares may bear the following legends (or a substantially similar legend) and such other legends as may be required by applicable laws of any state or foreign jurisdiction:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR UNLESS SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.”

6.         Ownership Limitation.

Notwithstanding anything to the contrary contained in this Agreement, if at any time the Purchaser shall or would be issued shares of Common Stock hereunder, but such issuance would cause the Purchaser (together with its affiliates) to own a number of shares exceeding 9.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”), the Company must not issue to the Purchaser shares of the Common Stock which would exceed the Maximum Percentage. The shares of Common Stock issuable to the Purchaser that would cause the Maximum Percentage to be exceeded are referred to herein as the “Ownership Limitation Shares”. The Company will reserve the Ownership Limitation Shares for the exclusive benefit of the Purchaser. From time to time, the Purchaser may notify the Company in writing of the number of the Ownership Limitation Shares that may be issued to the Purchaser without causing the Purchaser to exceed the Maximum Percentage. Upon receipt of such notice, the Company shall be unconditionally obligated to immediately issue such designated shares to the Purchaser, with a corresponding reduction in the number of the Ownership Limitation Shares.

7.         Miscellaneous.

7.1       Arbitration.  By its execution of this Agreement, each party agrees to be bound by the Arbitration Provisions set forth as Exhibit B to this Agreement (the “Arbitration Provisions”) and the parties agree to submit all Claims (as defined in the Arbitration Provisions) arising under this Agreement or any of the other Transaction Documents or other agreement between the parties and their affiliates to binding arbitration pursuant to the Arbitration Provisions.

7.2       Governing Law; Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Utah without regard to the principles of conflict of laws. Each party consents to and expressly agrees that the exclusive venue for arbitration of any dispute arising out of or relating to this Agreement or any Transaction Document or the relationship of the parties or their affiliates shall be in Salt Lake County, Utah. Without modifying the parties’ obligations to resolve disputes hereunder or under any Transaction Document pursuant to the Arbitration Provisions, each party hereto submits to the exclusive jurisdiction of any state or federal court sitting in Salt Lake County, Utah in any proceeding arising out of or relating to this Agreement and agrees that all Claims in respect of the proceeding may only be heard and determined in any such court and hereby expressly submits to the exclusive personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

7.3       Entire Agreement; Amendments.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Except as otherwise expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the Purchaser.

7.4       Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to be effective upon delivery when delivered (a) personally; (b) by facsimile, provided a positive transmission report is received and a copy is mailed no later than the next business day through a nationally recognized overnight delivery service; (c) by overnight delivery with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications will be, in the case of the Purchaser:

St. George Investments LLC

Attention: John Fife

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

jfife@chicagoventure.com

with a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC

Attention: Jon Hansen

3051 West Maple Loop Drive

Suite 325

Lehi, Utah 84043

jhansen@hbaalaw.com

and in the case of the Company:

Growlife, Inc.

Attn: Marco Hegyi

5400 Carillon Point

Kirkland, Washington 98033

or at such other address and facsimile number as the receiving party will have furnished to the sending party in writing.

7.5       Survival.  The representations, warranties, covenants and agreements made and incorporated by reference herein will survive any investigation made by or on behalf of the Purchaser or the Company, and will survive until the date that is two (2) years following the date of the final Closing that occurs hereunder.

7.6       Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors and administrators of the parties hereto.  The Purchaser may transfer or assign all or any portion of its rights under this Agreement to any person or entity permitted under applicable securities laws.

7.7       Interpretations.  All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons or entity or entities may require.  All references to “$” or dollars herein will be construed to refer to United States dollars. The titles of the Sections and subsections of this Agreement are for convenience or reference only and are not to be considered in construing this Agreement.  All references to “including” shall be deemed to mean “including, without limitation.”

7.8       Severability.  In case any provision of this Agreement is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

7.9       Attorneys’ Fees.  In the event of any action at law or in equity to enforce or interpret the terms of this Agreement or collect any amounts owed hereunder, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the litigation, collection and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses.  Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.

7.10     Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered will constitute a complete and original instrument but all of which together will constitute one and the same agreement, and it will not be necessary when making proof of this Agreement or any counterpart thereof to account for any counterpart other than the counterpart of the party against whom enforcement is sought.

7.11     No Reliance.  The Company acknowledges and agrees that neither the Purchaser nor any of its officers, directors, members, managers, representatives or agents has made any representations or warranties to the Company or any of its officers, directors, representatives, agents or employees except as expressly set forth in this Agreement and, in making its decision to enter into the transactions contemplated by this Agreement, the Company is not relying on any representation, warranty, covenant or promise of the Purchaser or its officers, directors, members, managers, agents or representatives other than as set forth in this Agreement.

7.12     Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

7.13     Voluntary Agreement.  The Company has carefully read this Agreement and has asked any questions needed for the Company to understand the terms, consequences and binding effect of this Agreement. The Company has had the opportunity to seek the advice of an attorney of the Company’s choosing and is executing this Agreement voluntarily and without any duress or undue influence by the Purchaser or anyone else.

[Signatures On Following Page]

In Witness Whereof, the parties hereto have executed this Common Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

GROWLIFE, INC.

By:  /s/ Marco Hegyi

       Marco Hegyi, CEO

PURCHASER:

ST. GEORGE INVESTMENTS LLC

By:  /s/ John. M. Fife

       John M. Fife, President

[Signature page to Common Stock Purchase Agreement]

Exhibit A

SECRETARY’S CERTIFICATE

GROWLIFE, INC.

SECRETARY’S CERTIFICATE

e.

I, Mark E. Scott hereby certify that I am the duly elected, qualified and acting Secretary of Growlife, Inc., a Delaware corporation (the “Company”), and am authorized to execute this Secretary’s Certificate (this “Certificate”) on behalf of the Company.  This Certificate is delivered in connection with that certain Common Stock Purchase Agreement dated March 20, 2018 (the “Purchase Agreement”), by and between the Company and St. George Investments LLC, a Utah limited liability company. All capitalized terms used but not defined in this Certificate shall have the meanings set forth in the Purchase Agreement.

Solely in my capacity as Secretary, I certify that Schedule 1 attached hereto is a true, accurate and complete copy of all of the resolutions adopted by the Board of Directors of the Company (the “Resolutions”) approving and authorizing the execution, delivery and performance of the Purchase Agreement and related documents to which the Company is a party on the date hereof, and the transactions contemplated thereby.  Such Resolutions have not been amended, rescinded or modified since their adoption and remain in effect as of the date hereof.

IN WITNESS WHEREOF, I have executed this Secretary’s Certificate as of March 20, 2018.

Growlife, Inc.

/s/ Mark E. Scott

Printed Name: Mark E. Scott

Title: Secretary

Exhibit B

ARBITRATION PROVISIONS

1.    Dispute Resolution. For purposes of this Exhibit B the term “Claims” means any disputes, claims, demands, causes of action, requests for injunctive relief, requests for specific performance, liabilities, damages, losses, or controversies whatsoever arising from, related to, or connected with the transactions contemplated in the Transaction Documents and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Agreement (or these Arbitration Provisions (defined below)) or any of the other Transaction Documents. The term “Claims” specifically excludes a dispute over Calculations. The parties to the Agreement (the “parties”) hereby agree that the arbitration provisions set forth in this Exhibit B (“Arbitration Provisions”) are binding on each of them. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or declare the Agreement (or these Arbitration Provisions) or any other Transaction Document invalid or unenforceable for any reason is subject to these Arbitration Provisions. These Arbitration Provisions shall also survive any termination or expiration of the Agreement. Any capitalized term not defined in these Arbitration Provisions shall have the meaning set forth in the Agreement.

2.    Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted exclusively in Salt Lake County, Utah and pursuant to the terms set forth in these Arbitration Provisions. Subject to the arbitration appeal right provided for in Paragraph 5 below (the “Appeal Right”), the parties agree that the award of the arbitrator rendered pursuant to Paragraph 4 below (the “Arbitration Award”) shall be (a) final and binding upon the parties, (b) the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator, and (c) promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Subject to the Appeal Right, any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Arbitration Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Arbitration Award shall include default interest (as defined or otherwise provided for in the Note (“Default Interest”)) (with respect to monetary awards) at the rate specified in the Note for Default Interest both before and after the Arbitration Award. Judgment upon the Arbitration Award will be entered and enforced by any state or federal court sitting in Salt Lake County, Utah.

3.    The Arbitration Act. The parties hereby incorporate herein the provisions and procedures set forth in the Utah Uniform Arbitration Act, U.C.A. § 78B-11-101 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Notwithstanding the foregoing, pursuant to, and to the maximum extent permitted by, Section 105 of the Arbitration Act, in the event of conflict or variation between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control and the parties hereby waive or otherwise agree to vary the effect of all requirements of the Arbitration Act that may conflict with or vary from these Arbitration Provisions.

4.    Arbitration Proceedings. Arbitration between the parties will be subject to the following:

4.1     Initiation of Arbitration. Pursuant to Section 110 of the Arbitration Act, the parties agree that a party may initiate Arbitration by giving written notice to the other party (“Arbitration Notice”) in the same manner that notice is permitted under Section 7.4 of the Agreement; provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered to such other party under Section 7.4 of the Agreement (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to Section 7.4 of the Agreement or any other method permitted thereunder. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Utah Rules of Civil Procedure.

4.2     Selection and Payment of Arbitrator.

(a) Within ten (10) calendar days after the Service Date, the Purchaser shall select and submit to the Company the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such three (3) designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with Utah ADR Services. Within five (5) calendar days after the Purchaser has submitted to the Company the names of the Proposed Arbitrators, the Company must select, by written notice to the Purchaser, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If the Company fails to select one of the Proposed Arbitrators in writing within such 5-day period, then the Purchaser may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to the Company.

(b) If the Purchaser fails to submit to the Company the Proposed Arbitrators within ten (10) calendar days after the Service Date pursuant to subparagraph (a) above, then the Company may at any time prior to the Purchaser so designating the Proposed Arbitrators, identify the names of three (3) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service by written notice to the Purchaser. The Purchaser may then, within five (5) calendar days after the Company has submitted notice of its Proposed Arbitrators to the Purchaser, select, by written notice to the Company, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If the Purchaser fails to select in writing and within such 5-day period one (1) of the three (3) Proposed Arbitrators selected by the Company, then the Company may select the arbitrator from its three (3) previously selected Proposed Arbitrators by providing written notice of such selection to the Purchaser.

(c) If a Proposed Arbitrator chosen to serve as arbitrator declines or is otherwise unable to serve as arbitrator, then the party that selected such Proposed Arbitrator may select one (1) of the other three (3) Proposed Arbitrators within three (3) calendar days of the date the chosen Proposed Arbitrator declines or notifies the parties he or she is unable to serve as arbitrator. If all three (3) Proposed Arbitrators decline or are otherwise unable to serve as arbitrator, then the arbitrator selection process shall begin again in accordance with this Paragraph 4.2.

(d) The date that the Proposed Arbitrator selected pursuant to this Paragraph 4.2 agrees in writing (including via email) delivered to both parties to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”.  If an arbitrator resigns or is unable to act during the Arbitration, a replacement arbitrator shall be chosen in accordance with this Paragraph 4.2 to continue the Arbitration.  If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrator shall be selected under the then prevailing rules of the American Arbitration Association.

(e) Subject to Paragraph 4.10 below, the cost of the arbitrator must be paid equally by both parties. Subject to Paragraph 4.10 below, if one party refuses or fails to pay its portion of the arbitrator fee, then the other party can advance such unpaid amount (subject to the accrual of Default Interest thereupon), with such amount being added to or subtracted from, as applicable, the Arbitration Award.

4.3     Applicability of Certain Utah Rules. The parties agree that the Arbitration shall be conducted generally in accordance with the Utah Rules of Civil Procedure and the Utah Rules of Evidence. More specifically, the Utah Rules of Civil Procedure shall apply, without limitation, to the filing of any pleadings, motions or memoranda, the conducting of discovery, and the taking of any depositions. The Utah Rules of Evidence shall apply to any hearings, whether telephonic or in person, held by the arbitrator. Notwithstanding the foregoing, it is the parties’ intent that the incorporation of such rules will in no event supersede these Arbitration Provisions. In the event of any conflict between the Utah Rules of Civil Procedure or the Utah Rules of Evidence and these Arbitration Provisions, these Arbitration Provisions shall control.

4.4     Answer and Default. An answer and any counterclaims to the Arbitration Notice shall be required to be delivered to the party initiating the Arbitration within twenty (20) calendar days after the Arbitration Commencement Date. If an answer is not delivered by the required deadline, the arbitrator must provide written notice to the defaulting party stating that the arbitrator will enter a default award against such party if such party does not file an answer within five (5) calendar days of receipt of such notice. If an answer is not filed within the five (5) day extension period, the arbitrator must render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

4.5     Related Litigation. The party that delivers the Arbitration Notice to the other party shall have the option to also commence concurrent legal proceedings with any state or federal court sitting in Salt Lake County, Utah (“Litigation Proceedings”), subject to the following: (a) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (b) so long as the other party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an Arbitration Award (or Appeal Panel Award (defined below), as applicable) hereunder, (c) if the other party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration proceedings, then the party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (d) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator (or of the Appeal Panel (defined below)) may be entered in such Litigation Proceedings pursuant to the Arbitration Act.

4.6     Discovery. Pursuant to Section 118(8) of the Arbitration Act, the parties agree that discovery shall be conducted as follows:

(a) Written discovery will only be allowed if the likely benefits of the proposed written discovery outweigh the burden or expense thereof, and the written discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking written discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

(i)   To facts directly connected with the transactions contemplated by the Agreement.

(ii)  To facts and information that cannot be obtained from another source or in another manner that is more convenient, less burdensome or less expensive than in the manner requested.

(b) No party shall be allowed (i) more than fifteen (15) interrogatories (including discrete subparts), (ii) more than fifteen (15) requests for admission (including discrete subparts), (iii) more than ten (10) document requests (including discrete subparts), or (iv) more than three (3) depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition. The costs associated with depositions will be borne by the party taking the deposition. The party defending the deposition will submit a notice to the party taking the deposition of the estimated attorneys’ fees that such party expects to incur in connection with defending the deposition. If the party defending the deposition fails to submit an estimate of attorneys’ fees within five (5) calendar days of its receipt of a deposition notice, then such party shall be deemed to have waived its right to the estimated attorneys’ fees.  The party taking the deposition must pay the party defending the deposition the estimated attorneys’ fees prior to taking the deposition, unless such obligation is deemed to be waived as set forth in the immediately preceding sentence. If the party taking the deposition believes that the estimated attorneys’ fees are unreasonable, such party may submit the issue to the arbitrator for a decision.  All depositions will be taken in Utah.

(c) All discovery requests (including document production requests included in deposition notices) must be submitted in writing to the arbitrator and the other party. The party submitting the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Utah Rules of Civil Procedure. The receiving party will then be allowed, within five (5) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, consistent with subparagraph (c) above, the arbitrator will within three (3) calendar days make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (i) requires the requesting party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (ii) requires the responding party to respond to the discovery requests as limited by the arbitrator within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. If a party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 5-day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding party must respond to such discovery requests (as may be limited by the arbitrator) within twenty-five (25) calendar days of the arbitrator’s finding with respect to such discovery requests. Any party submitting any written discovery requests, including without limitation interrogatories, requests for production subpoenas to a party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, before the responding party has any obligation to produce or respond to the same, unless such obligation is deemed waived as set forth above.

(d) In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Utah Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Utah Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

(e) Each party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted within sixty (60) days of the Arbitration Commencement Date. Each party will be allowed a maximum of two (2) experts. Expert reports must contain the following: (i) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (ii) the expert’s name and qualifications, including a list of all the expert’s publications within the preceding ten (10) years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding ten (10) years; and (iii) the compensation to be paid for the expert’s report and testimony. The parties are entitled to depose any other party’s expert witness one (1) time for no more than four (4) hours. An expert may not testify in a party’s case-in-chief concerning any matter not fairly disclosed in the expert report.

4.6     Dispositive Motions.  Each party shall have the right to submit dispositive motions pursuant Rule 12 or Rule 56 of the Utah Rules of Civil Procedure (a “Dispositive Motion”). The party submitting the Dispositive Motion may, but is not required to, deliver to the arbitrator and to the other party a memorandum in support (the “Memorandum in Support”) of the Dispositive Motion. Within seven (7) calendar days of delivery of the Memorandum in Support, the other party shall deliver to the arbitrator and to the other party a memorandum in opposition to the Memorandum in Support (the “Memorandum in Opposition”). Within seven (7) calendar days of delivery of the Memorandum in Opposition, as applicable, the party that submitted the Memorandum in Support shall deliver to the arbitrator and to the other party a reply memorandum to the Memorandum in Opposition (“Reply Memorandum”). If the applicable party shall fail to deliver the Memorandum in Opposition as required above, or if the other party fails to deliver the Reply Memorandum as required above, then the applicable party shall lose its right to so deliver the same, and the Dispositive Motion shall proceed regardless.

4.7     Confidentiality. All information disclosed by either party (or such party’s agents) during the Arbitration process (including without limitation information disclosed during the discovery process or any Appeal (defined below)) shall be considered confidential in nature. Each party agrees not to disclose any confidential information received from the other party (or its agents) during the Arbitration process (including without limitation during the discovery process or any Appeal) unless (a) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving party or its agents, (b) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving party has notified the other party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure, or (c) such information is disclosed to the receiving party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. Pursuant to Section 118(5) of the Arbitration Act, the arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either party.

4.8     Authorization; Timing; Scheduling Order. Subject to all other portions of these Arbitration Provisions, the parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the Arbitration proceedings to be efficient and expeditious. Pursuant to Section 120 of the Arbitration Act, the parties hereby agree that an Arbitration Award must be made within one hundred twenty (120) calendar days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the parties to enable the arbitrator to render a decision prior to the end of such 120-day period.

4.9     Relief. The arbitrator shall have the right to award or include in the Arbitration Award (or in a preliminary ruling) any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

4.10     Fees and Costs. As part of the Arbitration Award, the arbitrator is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration, and (b) reimburse the prevailing party for all reasonable attorneys’ fees, arbitrator costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration.

4.11     Subsequent Arbitration. In the event an Arbitration is commenced between the parties and an Arbitration Award is entered and then a subsequent dispute arises between the parties, then such subsequent dispute shall be heard by the Arbitrator chosen to conduct the initial Arbitration and the the subsequent Arbitration shall be deemed a continuance of the original Arbitration.

5.    Arbitration Appeal.

5.1     Initiation of Appeal.  Following the entry of the Arbitration Award, either party (the “Appellant”) shall have a period of thirty (30) calendar days in which to notify the other party (the “Appellee”), in writing, that the Appellant elects to appeal (the “Appeal”) the Arbitration Award (such notice, an “Appeal Notice”) to a panel of arbitrators as provided in Paragraph 5.2 below.  The date the Appellant delivers an Appeal Notice to the Appellee is referred to herein as the “Appeal Date”. The Appeal Notice must be delivered to the Appellee in accordance with the provisions of Paragraph 4.1 above with respect to delivery of an Arbitration Notice.  In addition, together with delivery of the Appeal Notice to the Appellee, the Appellant must also pay for (and provide proof of such payment to the Appellee together with delivery of the Appeal Notice) a bond in the amount of 110% of the sum the Appellant owes to the Appellee as a result of the Arbitration Award the Appellant is appealing.  In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of this Paragraph 5.1, the Appeal will occur as a matter of right and, except as specifically set forth herein, will not be further conditioned.  In the event a party does not deliver an Appeal Notice (along with proof of payment of the applicable bond) to the other party within the deadline prescribed in this Paragraph 5.1, such party shall lose its right to appeal the Arbitration Award.  If no party delivers an Appeal Notice (along with proof of payment of the applicable bond) to the other party within the deadline described in this Paragraph 5.1, the Arbitration Award shall be final.  The parties acknowledge and agree that any Appeal shall be deemed part of the parties’ agreement to arbitrate for purposes of these Arbitration Provisions and the Arbitration Act.

5.2     Selection and Payment of Appeal Panel.  In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of Paragraph 5.1 above, the Appeal will be heard by a three (3) person arbitration panel (the “Appeal Panel”).

(a)      Within ten (10) calendar days after the Appeal Date, the Appellee shall select and submit to the Appellant the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such five (5) designated persons hereunder are referred to herein as the “Proposed Appeal Arbitrators”). For the avoidance of doubt, each Proposed Appeal Arbitrator must be qualified as a “neutral” with Utah ADR Services, and shall not be the arbitrator who rendered the Arbitration Award being appealed (the “Original Arbitrator”). Within five (5) calendar days after the Appellee has submitted to the Appellant the names of the Proposed Appeal Arbitrators, the Appellant must select, by written notice to the Appellee, three (3) of the Proposed Appeal Arbitrators to act as the members of the Appeal Panel. If the Appellant fails to select three (3) of the Proposed Appeal Arbitrators in writing within such 5-day period, then the Appellee may select such three (3) arbitrators from the Proposed Appeal Arbitrators by providing written notice of such selection to the Appellant.

(b)      If the Appellee fails to submit to the Appellant the names of the Proposed Appeal Arbitrators within ten (10) calendar days after the Appeal Date pursuant to subparagraph (a) above, then the Appellant may at any time prior to the Appellee so designating the Proposed Appeal Arbitrators, identify the names of five (5) arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service (none of whom may be the Original Arbitrator) by written notice to the Appellee.  The Appellee may then, within five (5) calendar days after the Appellant has submitted notice of its selected arbitrators to the Appellee, select, by written notice to the Appellant, three (3) of such selected arbitrators to serve on the Appeal Panel. If the Appellee fails to select in writing within such 5-day period three (3) of the arbitrators selected by the Appellant to serve as the members of the Appeal Panel, then the Appellant may select the three (3) members of the Appeal Panel from the Appellant’s list of five (5) arbitrators by providing written notice of such selection to the Appellee.

(c)      If a selected Proposed Appeal Arbitrator declines or is otherwise unable to serve, then the party that selected such Proposed Appeal Arbitrator may select one (1) of the other five (5) designated Proposed Appeal Arbitrators within three (3) calendar days of the date a chosen Proposed Appeal Arbitrator declines or notifies the parties he or she is unable to serve as an arbitrator. If at least three (3) of the five (5) designated Proposed Appeal Arbitrators decline or are otherwise unable to serve, then the Proposed Appeal Arbitrator selection process shall begin again in accordance with this Paragraph 5.2; provided, however, that any Proposed Appeal Arbitrators who have already agreed to serve shall remain on the Appeal Panel.

(d)      The date that all three (3) Proposed Appeal Arbitrators selected pursuant to this Paragraph 5.2 agree in writing (including via email) delivered to both the Appellant and the Appellee to serve as members of the Appeal Panel hereunder is referred to herein as the “Appeal Commencement Date”.  No later than five (5) calendar days after the Appeal Commencement Date, the Appellee shall designate in writing (including via email) to the Appellant and the Appeal Panel the name of one (1) of the three (3) members of the Appeal Panel to serve as the lead arbitrator in the Appeal proceedings. Each member of the Appeal Panel shall be deemed an arbitrator for purposes of these Arbitration Provisions and the Arbitration Act, provided that, in conducting the Appeal, the Appeal Panel may only act or make determinations upon the approval or vote of no less than the majority vote of its members, as announced or communicated by the lead arbitrator on the Appeal Panel.  If an arbitrator on the Appeal Panel ceases or is unable to act during the Appeal proceedings, a replacement arbitrator shall be chosen in accordance with Paragraph 5.2 above to continue the Appeal as a member of the Appeal Panel.  If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrators for the Appeal Panel shall be selected under the then prevailing rules of the American Arbitration Association.

(d)      Subject to Paragraph 5.7 below, the cost of the Appeal Panel must be paid entirely by the Appellant.

5.3     Appeal Procedure.  The Appeal will be deemed an appeal of the entire Arbitration Award. In conducting the Appeal, the Appeal Panel shall conduct a de novo review of all Claims described or otherwise set forth in the Arbitration Notice.  Subject to the foregoing and all other provisions of this Paragraph 5, the Appeal Panel shall conduct the Appeal in a manner the Appeal Panel considers appropriate for a fair and expeditious disposition of the Appeal, may hold one or more hearings and permit oral argument, and may review all previous evidence and discovery, together with all briefs, pleadings and other documents filed with the Original Arbitrator (as well as any documents filed with the Appeal Panel pursuant to Paragraph 5.4(a) below).  Notwithstanding the foregoing, in connection with the Appeal, the Appeal Panel shall not permit the parties to conduct any additional discovery or raise any new Claims to be arbitrated, shall not permit new witnesses or affidavits, and shall not base any of its findings or determinations on the Original Arbitrator’s findings or the Arbitration Award.

5.4     Timing.

(a)      Within seven (7) calendar days of the Appeal Commencement Date, the Appellant (i) shall deliver or cause to be delivered to the Appeal Panel copies of the Appeal Notice, all discovery conducted in connection with the Arbitration, and all briefs, pleadings and other documents filed with the Original Arbitrator (which material Appellee shall have the right to review and supplement if necessary), and (ii) may, but is not required to, deliver to the Appeal Panel and to the Appellee a Memorandum in Support of the Appellant’s arguments concerning or position with respect to all Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration. Within seven (7) calendar days of the Appellant’s delivery of the Memorandum in Support, as applicable, the Appellee shall deliver to the Appeal Panel and to the Appellant a Memorandum in Opposition to the Memorandum in Support. Within seven (7) calendar days of the Appellee’s delivery of the Memorandum in Opposition, as applicable, the Appellant shall deliver to the Appeal Panel and to the Appellee a Reply Memorandum to the

Memorandum in Opposition. If the Appellant shall fail to substantially comply with the requirements of clause (i) of this subparagraph (a), the Appellant shall lose its right to appeal the Arbitration Award, and the Arbitration Award shall be final.  If the Appellee shall fail to deliver the Memorandum in Opposition as required above, or if the Appellant shall fail to deliver the Reply Memorandum as required above, then the Appellee or the Appellant, as the case may be, shall lose its right to so deliver the same, and the Appeal shall proceed regardless.

(b)      Subject to subparagraph (a) above, the parties hereby agree that the Appeal must be heard by the Appeal Panel within thirty (30) calendar days of the Appeal Commencement Date, and that the Appeal Panel must render its decision within thirty (30) calendar days after the Appeal is heard (and in no event later than sixty (60) calendar days after the Appeal Commencement Date).

5.5     Appeal Panel Award.  The Appeal Panel shall issue its decision (the “Appeal Panel Award”) through the lead arbitrator on the Appeal Panel.  Notwithstanding any other provision contained herein, the Appeal Panel Award shall (a) supersede in its entirety and make of no further force or effect the Arbitration Award (provided that any protective orders issued by the Original Arbitrator shall remain in full force and effect), (b) be final and binding upon the parties, with no further rights of appeal, (c) be the sole and exclusive remedy between the parties regarding any Claims, counterclaims, issues, or accountings presented or pleaded in the Arbitration, and (d) be promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards).  Any costs or fees, including without limitation attorneys’ fees, incurred in connection with or incident to enforcing the Appeal Panel Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Appeal Panel Award shall include Default Interest (with respect to monetary awards) at the rate specified in the Note for Default Interest both before and after the Arbitration Award. Judgment upon the Appeal Panel Award will be entered and enforced by a state or federal court sitting in Salt Lake County, Utah.

5.6     Relief.  The Appeal Panel shall have the right to award or include in the Appeal Panel Award any relief which the Appeal Panel deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the Appeal Panel may not award exemplary or punitive damages.

5.7     Fees and Costs.  As part of the Appeal Panel Award, the Appeal Panel is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration and the Appeal Panel, and (b) reimburse the prevailing party (the party being awarded the most amount of money by the Appeal Panel,  which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any part) the reasonable attorneys’ fees, arbitrator and Appeal Panel costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration (including without limitation in connection with the Appeal).

6.    Miscellaneous.

6.1     Severability. If any part of these Arbitration Provisions is found to violate or be illegal under applicable law, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law, and the remainder of the Arbitration Provisions shall remain unaffected and in full force and effect.

6.2     Governing Law.  These Arbitration Provisions shall be governed by the laws of the State of Utah without regard to the conflict of laws principles therein.

6.3     Interpretation.  The headings of these Arbitration Provisions are for convenience of reference only and shall not form part of, or affect the interpretation of, these Arbitration Provisions.

6.4     Waiver. No waiver of any provision of these Arbitration Provisions shall be effective unless it is in the form of a writing signed by the party granting the waiver.

6.5     Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of these Arbitration Provisions.

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